Exhibit 10.12

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (“Amendment”) is made and entered into as of the 24 day of August, 2018, by and between THE MEDICINES COMPANY, a Delaware corporation (“Sublessor”), and GOSSAMER BIO, Inc., a Delaware corporation (“Sublessee”).

R E C I T A L S :

A. Sublessor and Sublessee entered into that certain Sublease dated as of December 29, 2017 (the “Original Sublease”) as amended by that certain Acknowledgement of Commencement Date and Expiration Date dated as of February 9, 2018 (“Commencement Memo”), whereby Sublessee Subleased certain space in the building located at 3013 Science Park Road, San Diego, California 92121 (the “Building”). The Original Sublease, as amended by the Commencement Memo, is referred to herein as the “Sublease.”

B. By this Amendment, Sublessor and Sublessee desire to expand the Premises and to otherwise modify the Sublease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Sublease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T :

1. The Existing Premises. Sublessor currently subleases to Sublessee that certain space containing approximately 32,039 rentable square feet located on the second (2nd) floor of the Building and known as Suites 200 and 250 (the “Existing Premises”).

2. Expansion of the Premises. That certain space consisting of the entirety of the first (1st) floor of the Building and consisting of approximately 31,628 rentable square feet is referred to herein as the “Expansion Space.” The Expansion Space includes a vivarium consisting of approximately 4,052 rentable square feet (the “Vivarium”), which space will be delivered to Sublessee in advance of the Expansion Commencement Date, as more fully set forth in Section 3 below. The Expansion Space, exclusive of the Vivarium, contains approximately 27,576 rentable square feet, and such portion of the Expansion Space may be referred to herein as the “Remainder Space.” Sublessee shall sublease the Remainder Space effective as of the date (“Expansion Commencement Date”) that is the earlier of (a) the date Sublessee commences business operations in the Remainder Space, or (b) January 1, 2019. Accordingly, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Space. Such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of rentable square feet subleased by Sublessee to include the entire Master Premises leased by Sublessor pursuant to the Master Lease. Except as provided in Section 3 below as to the Vivarium, Sublessor will not be in default under this Amendment if the Expansion Commencement Date is delayed for any reason. Effective as of the Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Space.

3. Vivarium. Sublessee desires access to the Vivarium as soon as reasonably practicable after the full execution and delivery of this Amendment. Accordingly, the Vivarium will be delivered to Sublessee on the date (“Vivarium Commencement Date”), which is the later of (i) the full execution and delivery of this Amendment and (ii) receipt of Lessor’s consent to this Amendment. In the event the Vivarium has not been delivered to Sublessee by September 1, 2018 (the “Target Delivery Date”), which date shall be extended by any Force Majeure events or delays caused by the acts or omissions of Sublessee, then Sublessor will provide Sublessee with a rent credit equal to one day of Base Rent plus Operating Expenses, Amenities Fees and Taxes attributable to the Expansion Space for each day of delay; provided that the maximum rent credit to which Sublessee is entitled hereunder shall be thirty (30) days, regardless of when the Vivarium is delivered. Any rent credit will be applied to Sublessee’s obligation to pay Base Rent and Operating Expenses, Amenities Fees and Taxes hereunder commencing as of the Expansion Commencement Date. For example, if the Vivarium is delivered on September 10, 2018, then Sublessee will be entitled to a rent credit equal to ten (10) days of Base Rent and Operating Expenses, Amenities Fees and Taxes for the Expansion Space only, which rent credit would be applied to the first ten (10) days of the Expansion Space Term. Notwithstanding the foregoing, if the Vivarium has not been delivered to Sublessee within thirty (30) days after the Target Delivery Date (as the same may be extended), then at any time thereafter and before delivery of possession of the Vivarium to Sublessee, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Amendment as to the Vivarium only (i.e., the Sublease will remain in full force and effect as to the Remainder Space and the Existing Premises and only the Vivarium will be excluded). Said notice shall set forth an effective date for such cancellation which shall be at least five (5) business days after delivery of said notice to Sublessor. If the Vivarium is delivered to Sublessee on or before such effective date, this Sublease shall remain in full force and effect as to the Vivarium and Tenant’s termination notice will be revoked. If Sublessee exercises the foregoing termination right as to the Vivarium, the Base Rent, Sublessee’s Pro Rata Share and the Security Deposit will be adjusted accordingly, all references to the “Expansion Space” shall mean and refer to the Remainder Space only, and neither party will have any further liability to the other on account of such termination. Sublessee will not be permitted to use the Vivarium unless and until it provides proof of insurance meeting the requirements of the Sublease applicable to the Vivarium (and any delay caused by Sublessee’s failure to obtain insurance will not result in any rent credit).

4. Early Access. Sublessor will allow Sublessee access to the Remainder Space (except for Suite 150) from and after the Vivarium Commencement Date and continuing through the Expansion Commencement Date, and will allow Sublessee access to Suite 150 from and after November 1, 2018 and continuing through the Expansion Commencement Date (“Early Access Period”) for the sole purpose of performing any initial improvements and installation of furniture, fixtures, equipment or other leasehold improvements including but not limited to telephones, computer wiring and networking cable (provided that Sublessee will obtain the prior consent of Lessor and Sublessor to such items to the extent required by the Master Lease or this Sublease). Sublessee shall not be obligated to pay any Base Rent or Operating Expenses for the Remainder Space during the Early Access Period, but will be responsible for the payment of utilities for the Remainder Space commencing as of the first day Sublessee accesses the Remainder Space. Utility costs for the Remainder Space during the Early Access Period will be pro-rated between Sublessee and Sublessor based upon the approximate rentable area of the Remainder Space each party has the right to use in relation to the total rentable area of the Remainder Space, as reasonably determined by Sublessor. Sublessee will not be permitted to enter the Remainder Space unless and until it provides proof of insurance meeting the requirements of the Sublease applicable to the Remainder Space (but failure to provide proof of insurance will not affect Sublessee’s obligation to pay utility costs). Notwithstanding the foregoing, in the event that Sublessor has not tendered delivery of the Remainder Space to Sublessee on or before November 1, 2018 (the “Outside Date”), which date shall be extended on a day for day basis by delays caused by Sublessee’s acts or omissions (including, without limitation, failure to provide proof of insurance) or Force Majeure events, then as Sublessee’s sole remedy, Sublessee shall receive one (1) day of Base Rent abatement for each day after the Outside Date (as extended) until the date Sublessor tenders delivery of the Remainder Space, which abatement shall be applied to the monthly Base Rent otherwise payable for the first (1st) month after the Expansion Commencement Date.

5. Expansion Space Term. Sublessee’s lease of the Expansion Space shall commence on the Expansion Commencement Date and shall continue until December 31, 2022 (“Expansion Termination Date”). Tenant hereby acknowledges and agrees that Tenant’s lease of the Expansion Space is not coterminus with Tenant’s lease of the Existing Premises. The period from the Expansion Commencement Date through the Expansion Termination Date shall be referred to herein as the “Expansion Space Term.”

6. Monthly Base Rent. During the Expansion Space Term, Sublessee shall pay Monthly Base Rent for the Expansion Space only as follows:

Period of Expansion Space Term	Approximate Square Footage of Expansion Space	Monthly Base Rent	Monthly Base Rent Per Rentable Square Foot
Vivarium Commencement Date – Expansion Commencement Date	4,052	$14,992.40	$3.70
Expansion Commencement Date – 1/31/19	31,628	$117,023.60	$3.70
2/1/19 – 1/31/20	31,628	$120,502.68	$3.81
2/1/20 – 1/31/21	31,628	$124,298.04	$3.93
2/1/21 – 1/31/22	31,628	$127,777.12	$4.04
2/1/22 – 12/31/22	31,628	$131,572.48	$4.16

*Plus any partial month at the beginning of the Expansion Space Term if the Expansion Commencement Date is not the first day of the month. Base Rent payable pursuant to this Amendment will not be subject to abatement, notwithstanding any rent abatement provided in the Original Sublease. Base Rent for the Existing Premises shall continue to be payable in accordance with the provisions of the Sublease. Although monthly Base Rent for the Existing Premises shall be calculated separately from the Base Rent for the Expansion Space, Base Rent for the entire Premises shall be a single, non-severable obligation.

7. Additional Rent. Effective as of the Vivarium Commencement Date, Sublessee’s Pro Rata Share for purposes of Section 6(C) of the Original Sublease will be increased to 57.29% (subject to adjustment in the event of a remeasurement of the Building or Premises pursuant to the Master Lease). Effective as of the Expansion Commencement Date, Sublessee’s Pro Rata Share will be increased to 100%. Effective as of the Vivarium Commencement Date as to the Vivarium and the Expansion Commencement Date as to the Remainder Space, Sublessee will be responsible for all janitorial services and utility costs for the applicable portion of the Expansion Space pursuant to Section 6(D) of the Original Sublease.

8. Termination Option. Provided Sublessee fully and completely satisfies each of the conditions set forth in this Section 8, Sublessee shall have the one time option (“Termination Option”) to terminate the Sublease as to the Expansion Space only (i.e., this Termination Option will not apply to the Existing Premises) effective as of December 31, 2021 (the “Termination Date”). In order to exercise the Termination Option, Sublessee must fully and completely satisfy each and every one of the following conditions: (a) Sublessee must give Sublessor written notice (“Termination Notice”) on or before December 31, 2020, (b) at the time of the Termination Notice Sublessee shall not be in default under the Sublease, nor shall any circumstance exist that, with the giving of notice, the passage of time, or both, would constitute a default under the Sublease beyond any applicable notice and cure period, (c) at the time of the Termination Notice and, at Sublessor’s option, as of the Termination Date, the Sublease shall not have been assigned nor shall the Premises have been further sublet (unless any further sublease contains an express provision terminating such sublease prior to the Termination Date and Sublessee delivers the Expansion Space to Sublessor on the Termination Date free from any occupancy or right of occupancy by third parties claiming through Sublessee), and (d) concurrently with Sublessee’s delivery of the Termination Notice to Sublessor, Sublessee shall pay to Sublessor a termination fee (“Termination Fee”) equal to Six Hundred Thousand Dollars ($600,000.00). If Sublessee fails to satisfy any of the foregoing conditions, the exercise of the Termination Option will be null and void at the option of Sublessor.

9. Hazardous Materials. Sublessor will provide a Surrender Plan (as defined in Article 28 of the Master Lease) to Sublessee for the Expansion Space, which plan Sublessor will endeavor to deliver on or before October 31, 2018 (provided that the Surrender Plan as to the Vivarium will be delivered prior to the Target Delivery Date).

10. Sublessee Improvements. Sublessee will not make any improvements or alterations to the Expansion Space without Sublessor’s prior written consent (and the consent of Lessor if required by the Master Lease), which consent may be withheld in its reasonable discretion (provided that it shall be reasonable for Sublessor to withhold consent if Lessor withholds its consent to such alterations or requires that such alterations be removed and the Premises be restored upon lease expiration). Notwithstanding the foregoing, Sublessor consents to the removal of four (4) private interior offices within the Expansion Space as shown on Exhibit A; provided that such consent is contingent upon Sublessee obtaining the consent of Lessor pursuant to the Master Lease) All improvements or alterations will be made in accordance with Section 12 of the Master Lease. Sublessee shall pay any and all costs associated with such improvements or alterations. Sublessee shall be responsible for performing and completing the improvements or alterations and upon substantial completion thereof, Sublessee shall provide to Sublessor (i) paid invoices for all of the improvements or alterations performed, (ii) a statement by the architect or contractor that all improvements or alterations have been completed in accordance with the plans approved by Sublessor and Lessor, (iii) mechanics lien releases satisfying the requirements of California law and (iv) any other documentation reasonably requested by Sublessor or Lessor. Sublessee shall pay Sublessor a total fee of two percent (2%) of the cost of the improvements or alterations for Lessor’s and Sublessor’s role in managing or reviewing any improvements or alterations and there shall be no additional management fee/charges due from Sublessee related to improvements or alterations, unless Lessor charges any additional fee on account of the improvements or alterations, in which case Sublessee will reimburse such charges to Sublessor. The design and construction of the improvements or alterations shall be subject to Sublessor’s reasonable approval and Lessor’s approval per the Master Lease and will be constructed in accordance with all terms and conditions of the Master Lease and all applicable laws, ordinances, rules and regulations applicable to the Expansion Space. Sublessee shall use DGA Architects and DPR Construction for the space planning and construction of the improvements or alterations; provided that Lessor approves such parties. All other subcontractors and vendors used by Sublessee will be subject to the prior consent of Sublessor and Lessor. Sublessor shall use reasonable efforts to assist Sublessee in obtaining Lessor’s approval for the improvements or alterations, at no cost to Sublessor, but Sublessor will have no liability and this Amendment will not be affected in the event Lessor refuses to consent to any or all of Sublessee’s proposed improvements or alterations.

At the expiration of the Expansion Space Term, Sublessee may (to the extent permitted by the Master Lease) and shall (if required by Lessor or Sublessor) remove from the Expansion Space all improvements or alterations (and any Alterations subsequently installed by or on behalf of Sublessee) and Sublessee’s personal property and shall repair any damage and perform any restoration work caused by such removal and shall otherwise comply with the Master Lease requirements for restoration of the Expansion Space.

11. Security Deposit; First Month Rent. Sublessee has previously deposited with Sublessor Four Hundred Twenty-Four Thousand Six Hundred Forty-Four and 28/100 Dollars ($424,644.28) as a Security Deposit under the Sublease. Concurrently with Sublessee’s execution of this Amendment, Sublessee shall deposit with Sublessor an additional One Hundred Thirty-One Thousand Five Hundred Seventy-Two and 48/100 Dollars ($131,572.48), for a total Security Deposit under the Sublease, as amended herein, of Five Hundred Fifty-Six Thousand Two Hundred Sixteen and 48/100 Dollars ($556,216.76). Sublessor shall continue to hold the Security Deposit as increased herein in accordance with the terms and conditions of Section 17 of the Original Sublease. In addition, concurrently with Sublessee’s execution of this Amendment, Sublessee shall pay to Sublessor the first monthly installment of Base Rent for the entire Expansion Space in the amount of $117,023.60.

12. Renewal Option. So long as Sublessee is not in default after any applicable notice and cure period and has not been in default after any applicable notice and cure period under the Sublease on more than two (2) occasions during the Expansion Space Term, Sublessee physically occupies the entire Expansion Space, and Sublessee has not assigned or further sublet the Expansion Space (except in the event of a Permitted Assignment under the Master Lease which has been consented to by Lessor to the extent required by the Master Lease), then subject to the terms of the Master Lease and the receipt of any consent required from Lessor, Sublessee shall have one (1) option to extend the Expansion Space Term as to the Expansion Space only through the expiration date of the Original Sublease as to the Existing Premises (i.e., through January 31, 2025) at a Base Rent equal to three percent (3%) over the Base Rent payable immediately preceding the commencement of such option term (which Base Rent will thereafter increase on each anniversary of the commencement date of such option term by three percent (3%)). The option contained in this Section 12 shall be exercised by Sublessee, if at all, only by delivery of written notice (“Option Notice”) to Sublessor no later than nine (9) months prior to the expiration of the Expansion Space Term, stating that Sublessee is exercising its option. If Sublessee timely and properly exercises its option to extend, the Expansion Space Term shall be extended upon all of the terms and conditions set forth in the Sublease, as amended, except that the Base Rent for the Expansion Space shall be as indicated above. The exercise of this option is expressly contingent upon the receipt of Lessor’s consent to the extension of the Expansion Space Term pursuant to the terms of the Master Lease.

a. If and only if Sublessee exercises its option to extend the Expansion Space Term as set forth above, then Sublessee shall have the further option to extend the Expansion Space Term pursuant to Section 14 of the Original Sublease as part of Sublessee’s exercise of the option to extend the Term of the Sublease through the date of expiration of the Master Lease. All terms and conditions set forth in Section 14 of the Original Sublease will apply to the exercise of such option, and the exercise of such option will extend the Term as to the entire Premises.

b. Except for the options specifically set forth above, nothing herein shall be construed as permitting Sublessee to exercise any extension or renewal rights or to exercise any right of first refusal or expansion, if any such rights exist, and in no event shall Sublessor be obligated to extend the term of the Master Lease for any reason. In addition, notwithstanding anything to the contrary in the Sublease, in the event the Master Lease allows Sublessor the option to terminate the Master Lease early, Sublessor’s exercise of that option shall not be a default under the Sublease, as amended herein.

13. Repair and Maintenance. Effective as of the Expansion Commencement Date, Sublessee will be responsible for all repairs and maintenance which Tenant is required to perform in the Expansion Space and the Existing Premises, which unless the Vivarium is excluded from Premises per Section 3 above shall be the entire Master Premises under the Master Lease, and any other repairs and maintenance of systems and equipment serving the Premises previously performed by Sublessor (including, without limitation, to the generator and deionized water system, as applicable) except for systems and equipment exclusively serving the Vivarium if it is excluded from the Premises per Section 3 above, and Sublessor shall have no obligation to perform or pay for any repairs or maintenance in the Premises (provided that Sublessor will have the right to perform any repairs or maintenance which Sublessee fails to perform, the cost of which will be reimbursed by Sublessee to Sublessor upon invoicing as Additional Rent).

14. CASp Disclosure. Pursuant to California Civil Code §1938, Sublessor hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code §55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Sublessor hereby provides the following notification to Sublessee: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises. In the event Sublessee wishes to obtain a CASp inspection, Sublessee will be required to comply with all terms of the Master Lease and will be responsible for the payment of all costs associated with such inspection and any cost required to correct violations of construction related accessibility standards identified by the CASp inspection.

15. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment, other than Jones Lang LaSalle (for Sublessor) and Hughes Marino (for Sublessee). Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment.

16. Lessor Consent. This Amendment is subject to and contingent upon Lessor’s execution of a consent document in a form reasonably acceptable to Sublessor and Sublessee within thirty (30) days of the date hereof. In the event Lessor does not execute such consent within such time, either party may terminate this Amendment (in which case the Original Sublease will remain in full force and effect notwithstanding such termination) upon written notice to the other party, which termination will be effective upon receipt. If this Amendment is terminated pursuant to this Section 16, Sublessor shall return to Sublessee the increased portion of the Security Deposit and the first month’s rent for the Expansion Space if previously paid by Sublessee to Sublessor within fifteen (15) business days after the termination date, and neither party shall have any liability to the other on account of this Amendment or any other actions between the parties prior to the termination date. For clarity, in the event of a termination, Sublessee will not be entitled to any reimbursement for costs or expenses incurred by Sublessee, including without limitation, costs incurred for space planning, ordering of furniture, materials or similar items in preparation for occupancy of the Expansion Space, and Sublessee agrees that Sublessor shall have no liability or responsibility in connection therewith.

17. Representations. Each party represents and warrants to the other that: (a) it is properly formed and validly existing under the laws of the state in which it is formed and with respect to Sublessee only, is authorized to transact business in the state in which the Building is located; (b) it has full right and authority to enter into this Amendment and to perform all of its obligations hereunder (subject to Lessor’s consent); and (c) each person (and both persons if more than one signs) signing this Amendment on behalf of such party is duly and validly authorized to do so.

18. Anti-Terrorism Laws. Sublessee and Sublessor each represent and warrant that the representing party: (i) is not, and shall not become, a person or entity with whom the other party is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but no limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) is not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder. Prior to any change in ownership of Sublessee, the applicable party shall sign a written statement to Sublessor affirming their compliance with the terms of this Section 18. The indemnity obligations of the Sublease shall apply to any breach of this Section.

19. Defaults. Sublessee hereby represents and warrants to Sublessor that, as of the date of this Amendment, Sublessee is in full compliance with all terms, covenants and conditions of the Sublease and that there are no breaches or defaults under the Sublease by Sublessor or Sublessee, and that Sublessee knows of no events or circumstances which, given the passage of time, would constitute a default under the Sublease by either Sublessor or Sublessee. Sublessor hereby warrants and represents to Sublessee that, to Sublessor’s current actual knowledge, the Master Lease is in full force and effect and Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any provisions of the Master Lease.

20. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Sublease shall apply with respect to the Expansion Space and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Sublease” shall refer to the Sublease as amended by this Amendment.

21. Counterparts. This Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Sublessor:”

THE MEDICINES COMPANY, a Delaware corporation

By:	/s/ Christopher Visioli
Print Name: Christopher Visioli Title: Chief Financial Officer

“Sublessee”

GOSSAMER BIO, INC., a Delaware corporation

By:	/s/ Christian Waage
Print Name: Christian Waage Title: Executive Vice President & General Counsel